For Immediate ReleaseContact: AF1 Public Relations

October 2, 2019    702-908-0018

www.growcapitalinc.com

Grow Capital, Inc Remains Committed To FinTech - Reports Selling Off First Of Two Remaining Assets Unrelated To FinTech

Henderson, NV  — Grow Capital, Inc (OTCPK:GRWC) (GRWC) today announced that it remains solely committed to FinTech.  In that regard, it has sold one of its two assets that is not related to FinTech and it has listed the other asset for sale.

The company’s 100% owned subsidiary, WCS Enterprises LLC (“WCS”), which in turn owns the ten-condo building at 722 W. Dutton Road, Eagle Point, Oregon has been sold to a private buyer for $782,450.00. The buyer paid for the purchase by transferring 8,693,889 shares of GRWC’s common stock owned by the buyer to GRWC.

“Today’s sale of the facility in Eagle Point is an important indicator to our stakeholders that GRWC is following through on our commitment to focus on the FinTech space,” said CEO Jonathan Bonnette.

In August 2018, the company announced retiring the mortgage debt on the property.  This was a first step to relinquishing the property and its condo rental operations.

The last and final asset not related to FinTech that is owned by GRWC is also for sale. The campground “Smoke on the Water” located in Selma, Oregon on beautiful Lake Selmac is listed for sale with a Coldwell Banker agent in Oregon.

Over the last two years the company has rebranded itself with a new name, logo and website.  It has secured new management in a new CEO, CFO, consultant, and board members while moving its headquarters from Oregon to a Nevada site located in the greater Las Vegas area.  The company also renewed its commitment and accountability to stakeholders.

GRWC announced its intent in 2018 to move away from its former businesses, and, in turn, to launch new business operations in the financial services and technology sector known as “FinTech.”

GRWC began fulfilling that stakeholder pledge with the recently announced purchase of Bombshell Technologies, which is now the first in a future of FinTech subsidiaries that the company, through its capably professional business team, plans to acquire and develop to new levels of growth and success.

To be added to the distribution list please email info@growcapitalinc.com with “GRWC” in the subject line.

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Forward Looking Statements Disclaimer: This release may contain statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Grow Capital, Inc’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such forward -looking statements include the words ”seek”, “grow” “plan” and other expressions of a forward-looking nature. More information about the potential factors that could affect the business and financial results is and will be included in Grow Capital, Inc’s filings with the OTC Markets, Securities and Exchange Commission and/or posted on the company's website.

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